EXECUTION COPY

FORD MOTOR CREDIT COMPANY LLC
AND
THE BANK OF NEW YORK MELLON, TRUSTEE
(Successor Trustee to Manufacturers Hanover Trust Company)
______________
NINTH SUPPLEMENTAL INDENTURE
Dated as of September 18, 2012
Supplemental to Indenture
Dated as of February 1, 1985 as Supplemented by
a First Supplemental Indenture dated as of April 1, 1986,
a Second Supplemental Indenture dated as of September 1, 1986, a Third Supplemental Indenture dated as of March 15, 1987,
a Fourth Supplemental Indenture dated as of April 15, 1988,
a Fifth Supplemental Indenture dated as of September 1, 1990, a Sixth Supplemental Indenture dated as of June 1, 1998,
a Seventh Supplemental Indenture dated as of January 15, 2002 and an Eight Supplemental Indenture dated as of June 5, 2006

______________
Unsecured Debt Securities

NINTH SUPPLEMENTAL INDENTURE, dated as of the 18th day of September, 2012 (hereinafter called the “Ninth Supplemental Indenture”), between FORD MOTOR CREDIT COMPANY LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (hereinafter sometimes called the “Company”), and THE BANK OF NEW YORK MELLON (successor to Manufacturers Hanover Trust Company), a corporation duly organized and existing under the laws of the State of New York (hereinafter sometimes called the “Trustee”), as Trustee under the indenture of the Company, dated as of February 1, 1985, as supplemented by a First Supplemental Indenture dated as of April 1, 1986, a Second Supplemental Indenture dated as of September 1, 1986, a Third Supplemental Indenture dated as of March 15, 1987, a Fourth Supplemental Indenture dated as of April 15, 1988, a Fifth Supplemental Indenture dated as of September 1, 1990, a Sixth Supplemental Indenture dated as of June 1, 1998, a Seventh Supplemental Indenture dated as of January 15, 2002, and an Eight Supplemental Indenture dated as of June 5, 2006 (such indenture as so supplemented is hereinafter called the “Indenture”).
RECITALS OF THE COMPANY
WHEREAS, the Indenture provides for the issuance from time to time of unsecured and unsubordinated debentures, notes or other evidences of indebtedness of the Company in one or more series in an unlimited aggregate principal amount;
WHEREAS, Section 9.01(5) of the Indenture provides that the Company may enter into a supplemental indenture without the consent of Holders of Securities to change any provisions of the Indenture with respect to a series of Securities, where there are no Securities Outstanding which are entitled to the benefit of such provision;
WHEREAS, the Company desires, pursuant to Section 9.01(5) of the Indenture, to supplement and amend the terms of the Indenture by amending Section 10.04 (Limitation on Liens) thereof to allow the Company or any Restricted Subsidiary to pledge collateral in connection with any Hedging Transaction (as defined in this Ninth Supplemental Indenture);
WHEREAS, as contemplated by Section 3.01 of the Indenture, the Company intends to issue from time to time new series of senior debt securities, on or after the date hereof, under the Indenture (the “Senior Securities”);
WHEREAS, the Company represents that all acts and things necessary to constitute these presents a valid indenture and agreement according to its terms, have been done and performed, and the execution of this Ninth Supplemental Indenture has in all respects been duly authorized, and the Company, in the exercise of legal right and power in it vested, is executing this Ninth Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises, the Company and the Trustee mutually covenant and agree as follows:
ARTICLE ONE
Section 1.01.    Definitions
(a)    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(b)    For all purposes of this Ninth Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Ninth Supplemental Indenture refer to this Ninth Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE TWO
Section 2.01.    Indenture Amendments
The following changes apply only to Securities that are part of a series created on or after the date hereof:
Amendments to Article One
Section 1.01 of the Indenture is hereby amended by adding the following definition, in appropriate alphabetical order:
“HEDGING TRANSACTION” means any transaction to hedge interest rate, currency, commodity and/or equity risks and exposures, including a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return option, credit spread transaction, repurchase transaction, reverse repurchase transaction, security lending transaction, buy/sell-back transaction, agreement for the purchase, sale or transfer of any commodity or any other commodity trading transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination of these transactions or any transactions similar to the transactions described above.

Amendments to Article Ten
Section 10.04 of the Indenture is hereby amended by deleting “and” at the end of subsection 10.04 (f), replacing the period at the end of subsection 10.04(g) with “; and”, redesignating existing subsection 10.04(g) as subsection 10.04(h) and changing the subsection reference therein from “(a) to (f)” to “(a) to (g)” and inserting a new subsection 10.04(g) as follows:
“(g) Mortgages of or on any property or assets (including cash) of the Company or any Restricted Subsidiary in connection with any Hedging Transaction.”

ARTICLE THREE
Section 3.01.    Miscellaneous Provisions
(a)    This Ninth Supplemental Indenture is executed by the Company, and by the Trustee upon the Company’s request, pursuant to the provisions of Section 9.01 of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this Ninth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.
(b)    This Ninth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
(c)    The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Ninth Supplemental Indenture or the due authorization and execution hereof by the Company.
(d)    This Ninth Supplemental Indenture and each Security (except as provided pursuant to Section 3.01 of the Indenture) shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of such state without regard to the conflicts of law principles.

IN WITNESS WHEREOF, Ford Motor Credit Company LLC has caused this Ninth Supplemental Indenture to be duly signed and acknowledged by its Chairman of the Board or its President or an Executive Vice President or a Vice President or its Treasurer or its Secretary or an Assistant Secretary thereunto duly authorized, and The Bank of New York Mellon, as Trustee under the Indenture, has caused this Ninth Supplemental Indenture to be duly signed and acknowledged by one of its Vice Presidents or Assistant Vice Presidents thereunto duly authorized.

FORD MOTOR CREDIT COMPANY LLC By /s/ Brian E. Schaaf Name: Brian E. Schaaf Title: Vice President and Assistant Treasurer
THE BANK OF NEW YORK MELLON, as Trustee By /s/ Laurence J. O'Brien Name: Laurence J. O'Brien Title: Vice President

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